UNDERWRITING AGREEMENT

Schedule A

As of December 14, 2018

Rational Dividend Capture Fund

Rational Risk Managed Emerging Markets Fund Rational Hedged Return Fund

Rational Dynamic Brands Fund Rational Strategic Allocation Fund

Rational/ReSolve Adaptive Asset Allocation Fund Rational Iron Horse Fund

Rational Income Opportunities Fund Rational/NuWave Enhanced Market Opportunity Fund Trend Aggregation Dividend and Income Fund

Trend Aggregation Growth Fund Rational Trend Aggregation VA Fund Rational Insider Buying VA Fund Context Insurance Linked Income Fund